UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

As filed with the Securities and Exchange Commission on August 12, 2003.

FORM SB-2/A
Amendment Number 3

Registration Statement Under the Securities Act of 1933

PARADIGM ENTERPRISES, INC.
(Name of small business issuer in its charter)

Nevada	1040	33-1037546

(State or Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Paradigm Enterprises, Inc. 12880 Railway Avenue, Unit 35 Richmond, B.C., Canada V7E 6G4 (604) 644-5139 fax: (604) 275-6301	Brian McDonald, Esq. 5781 Cranley Drive West Vancouver, B.C. Canada V7W 1T1 (604) 925-3099 fax: (604) 925-9613
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock: Shares	$100,000	$0.20	$100,000	$8.10

[1] Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

Paradigm Enterprises, Inc.
Shares of Common Stock
250,000 Minimum - 500,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering a minimum of 250,000 shares and a maximum of 500,000 shares of common stock on a best efforts basis. The offering price is $0.20 per share. The minimum number of shares that we have to sell is 250,000 shares. All subscriptions will be held in an escrow account maintained by MacLean, Forstrom, Jackson, Attorneys, until such time as the minimum subscription level has been reached. All subscriptions will be held until such time as the minimum subscription level has been reached. Thereafter, all funds received to that date and any subsequent subscriptions received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so. There are no minimum share purchase requirements for individual investors.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer.

Investing in the common stock involves certain risks. See "Risk Factors" starting at page 6.

Price Per Share	Aggregate Offering Price Minimum Maximum		Net Proceeds to Paradigm * Minimum Maximum

Common Stock $0.20	$50,000	$100,000	$35,000	$85,000

* $15,000 of the gross proceeds will be used to pay the costs of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

There are no minimum share purchase requirements for individual investors.

The date of this prospectus is August 12, 2003.

Summary of Prospectus

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Summary Information about Paradigm Enterprises, Inc.

We incorporated in the State of Nevada as a profit company on July 15, 2002 and established a fiscal year end of December 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. There is no assurance that a commercially viable mineral deposit, a reserve, exists in our claims or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Our sole holding is an option agreement to acquire, through a three phase exploration program, a mineral claim in north-central British Columbia, Canada. We have no property other than an option to acquire the claim. To the date of this prospectus, we have spent nil, $0.00, on research and exploration. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable.

Our administrative office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4, telephone (604) 644-5139 and our registered statutory office is located at 1100 Salem Rose, Las Vegas, Nevada 89144. Our fiscal year end is December 31.

As of March 31, 2003, the end of the most recent fiscal period, Paradigm had raised $31,000 through the sale of common stock and expended $26,531 in initial start-up expenses plus an additional $1,050 in contributed costs for gross expenditures of $27,581. To the date of this prospectus we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of Paradigm as filed with this prospectus.

Balance Sheet	As of March 31, 2003

Total Assets	$6,900
Total Liabilities	$2,442
Stockholder’s Equity	$4,458

Operating Data	Three Months ending March 31, 2003
Revenue	$0
Total Expenses	$15,432
Net Loss	$15,432
Net Loss Per Share	$0.00

Operating Data	July 15, 2002 (inception) through March 31, 2003
Revenue	$0
Total Expenses	$27,581
Net Loss	$(27,581)
Net Loss Per Share	$(0.00)

The Offering

The following is a brief summary of this offering.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Securities Being Offered:	250,000 shares minimum and up to 500,000 shares of common stock
Offering Price per Share:	$0.20
Offering Period:	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net Proceeds to Paradigm:	Approximately $35,000 minimum and up to $85,000 maximum.
Use of Proceeds:	We will use the proceeds to pay for offering expenses, exploration and working capital. See “Use of Proceeds”.
Number of Shares Outstanding Before the Offering:	10,200,000
Number of Shares Outstanding After the Offering:	10,450,000 minimum and 10,700,000 maximum.

Risk Factors

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Paradigm contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated With Paradigm Enterprises, Inc.

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, it is likely we will not be able to achieve our objectives and will have to cease operations unless we raise a minimum of $50,000, gross, from this offering.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000, gross, from our offering, we will have to suspend or cease operations within twelve months.

2. We lack an operating history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We were incorporated on July 15, 2002 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $27,581. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable mineral property;
  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of the claim. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guarantee we will find any gold mineralization or if we find gold mineralization that it will be in economic quantities. If we fail to find any gold mineralization or if we are unable to find gold mineralization in economic quantities, we will have to cease operations.

We have no known ore reserves. Even if we find gold mineralization we cannot guarantee that any gold mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. If we don’t raise enough money to initiate our exploration program or fund our offering costs, we will have to delay exploration or go out of business.

We are in the very early exploration state and need the proceeds from our offering to start exploring for gold. Even though we must sell a minimum of 250,000 shares and there are no refunds on sold shares once we reach the minimum subscription level of 250,000 shares, you may be investing in a company that will not have the funds necessary to commence its operations or even cover the costs associated with this offering. We currently have no arrangements with unpaid creditors in the event we are unable to raise sufficient funds to cover the costs associated with this offering. If we are unable to raise sufficient funds we will be unable to commence operations and we will go out of business.

5. Even if this offering is fully subscribed, we will need additional financing to fully implement our three-phase exploration plan and if we fail to obtain additional funding we will not be able to continue our operations and will go out of business.

If this offering is fully subscribed, Paradigm will receive $85,000, net, for its exploration program and operations. Because the anticipated cost of the three-phase exploration program is $147,100, we will have to raise additional financing to complete our exploration of the claim. Even if the first phase of our exploration program is successful there is no guarantee that we will be able to raise any additional capital in order to finance the second or third phases.

6. Weather interruptions may affect our ability to execute our proposed exploration program. If we are unable to execute our proposed exploration program will have to cease operations.

The mining claim we intend to explore is located in a mountainous region of southwestern British Columbia and is accessed by a gravel road. For seven to eight months of the year this road is impassable due to heavy snow and rainfall. Even during the drier summer months, heavy rains and even snow at higher altitudes may make it impossible for us to access the claim and conduct our intended exploration activities. Failure to conduct our exploration activities in a timely manner may affect our ability to raise funds necessary to continue our business operations.

7. Title to the claim is registered in the name of another person. Failure of Paradigm to obtain good title to the claim will result in Paradigm having to cease operations.

Title to the mining claim we intend to explore is not held in our name. Title to the claim is recorded in the name of Kester E. Tomkies, an arms-length British Columbia resident who holds title to the claim. Brian C. Doutaz, one of our directors, is acting as trustee for us under an option agreement. In the event Tomkies were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if Tomkies were to grant an option to another party, that party would be able to enter the claim, carry out certain work commitments and earn right and title to the claim and we would have little recourse as we would be harmed, will not own any property and would have to cease operations. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Tomkies in the situations described, there is a question as to whether that recourse would have specific value.

8. Currently Paradigm has no right to the claim. In order to exercise its rights under the option agreement, Paradigm must incur certain exploration costs and make royalty payments. Failure by Paradigm to incur the exploration expenditures or to make the royalty payments will result in forfeiture of Paradigm’s right to purchase the claim and will result in Paradigm having to cease operations.

Under the terms of an option agreement, Paradigm has the right to acquire the title to the claim upon the initial payment of $3,200 which has been paid, incurring exploration expenses on the claim of a minimum of $22,600 by October 31, 2003, incurring additional exploration expenses in the amount of $48,400 by October 31, 2004, incurring further exploration expenses in the amount of $64,500 by October 31, 2005 and making annual royalty payments in the amount of $32,300 commencing February 1, 2006. Failure by Paradigm to make any of the payments or failure to incur the required exploration expenses will result in the loss of the option to purchase the claim. Should Paradigm lose the option to purchase the claim, Paradigm will have to cease operations.

9. If we decide not to complete all three phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will go out of business.

Paradigm’s exploration plan consists of three phases. Commencement of each phase is dependent on the successful completion of the previous phase and sufficient funding for the next phase. Should Paradigm for any reason decide not to proceed with phases II and/or III of the exploration program, Paradigm will have to cease operations.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is or is not warranted and that such work is likely or not likely to add value to the claims prior to any decision being made as to proceeding to the next phase. In the event that the engineer who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the claims lack merit and no further value would be obtained by proceeding with phase II (or III), then a decision to not proceed with phase II (or III) would be made. Such a decision would not be made arbitrarily by management.

10. Management will devote only a limited amount of time to Paradigm’s business. Failure of Paradigm’s management to devote a sufficient amount of time to our business operations will adversely affect the success of our business.

Because Mr. Doutaz, our President and CEO, will be devoting only 15% of his time, approximately 9 hours per week, to our operations, and Mr. Hutchinson will be devoting only 5% of his time, approximately 3 hours per week, to our operations, our business may suffer. As a result, exploration of our claim may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program will cause us to cease operations.

Risks Associated With This Offering:

1. Because Paradigm’s existing shareholders are risking a small amount of capital, while you on the other hand are risking up to $100,000, if our business fails you will absorb most of our loss.

Our existing shareholders will receive a substantial benefit from your investment. You, on the other hand, will be providing almost all of the capital necessary for our exploration program. As a result, if we cease operations for any reason, you will lose your investment of up to $100,000 while our existing shareholders will only lose $31,000.

2. Because there is no public trading market for our common stock, you may not be able to resell your stock. Even if a market does develop there is no guarantee that you will be able to sell your stock for the same amount you originally paid for it.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

3. Although there is a minimum number of shares that must be sold, we will not refund any money to you even if we don’t raise enough money to start exploration yet raise in excess of the minimum subscription. If we fail to start or complete our exploration program it is unlikely we will be able to raise additional financing and we will cease operations.

There is a minimum number of 250,000 shares that must be sold in this offering. Any money we receive will be immediately appropriated by us if we sell in excess of the minimum subscription level of 250,000 shares. We may not raise enough money to start or complete exploration. No money will be refunded to you if we sell the minimum of 250,000 shares. If we sell less than the minimum of 250,000 shares, all of the subscribed for funds will be fully refunded. There are no minimum share purchase requirements for individual investors.

4. After the offering, existing shareholders will still be able to elect all of our directors and control our operations. Investors may find that the decisions of our directors are inconsistent with the best interest of other shareholders.

Even if we sell all 500,000 shares of common stock in this offering, our current shareholders will still own 10,200,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, current shareholders will be able to elect all of our directors and control our operations. Current shareholders may elect directors who may undertake actions that are in the interests of the existing shareholders and be to the detriment of new investors. For example, this could occur in the event of a dilution as there are no pro-rata offering restrictions in our Articles or Bylaws.

Cautionary Statement Regarding Forward-Looking Statements

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

Glossary of Mining Terms

The following terms, when used in this registration statement, have the respective meanings specified below:

Development	Preparation of a mineral deposit for commercial production, including installation of plant and machinery and the construction of all related facilities. The development of a mineral deposit can only be made after a commercially viable mineral deposit, a reserve, has been appropriately evaluated as economically and legally feasible.
Diamond drill	A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections an inch or more in diameter.
Exploration	The prospecting, trenching, mapping, sampling, geochemistry, geophysics, diamond drilling and other work involved in searching for mineral bodies.
Mineral	A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.
Mineral Reserve	A mineral reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.
Mineralization	Rock containing an undetermined amount of minerals or metals.
Oxide	Mineralized rock in which some of the original minerals, usually sulphide, have been oxidized. Oxidation tends to make the mineral more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.
Tonne (t)	A metric tonne (1,000 kilograms)
Waste	Material that is too low in grade to be mined and milled at a profit.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to CA $1.55 or CA $1.00 being approximately equal to US $0.6452 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Use of Proceeds

Our offering is being made on a 250,000 share minimum and 500,000 share maximum basis. The net proceeds to us from the sale of up to 500,000 shares offered at a public offering price of $0.20 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with this offering.

We have set a minimum 250,000 share sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we will carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claim. It is possible that we could cease further exploration after the expenditure of $24,500 with the completion of phase I and unfavourable results.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

It is possible that we may fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations.

The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth.

Percent of total shares offered	50% (min)	75%	100% (max)

Shares Sold	250,000	375,000	500,000

	$	$	$
Gross Proceeds from offering	50,000	75,000	100,000
Less offering expenses	15,000	15,000	15,000
Net offering proceeds	35,000	60,000	85,000

Use of Net Proceeds
Phase One Exploration
Wages & Fees	4,800	4,800	4,800
Grid Materials and Work	2,900	2,900	2,900
Geological & Geochemical Supply	6,800	6,800	6,800
Sample Analysis & Assays	4,800	4,800	4,800
Camp and Transportation	3,000	3,000	3,000
Contingencies	2,200	2,200	2,200
Sub-total – Phase I Expenses	24,500	24,500	24,500

Working Capital
Regulatory Costs (EDGAR, etc.)	4,000	4,000	6,000
Legal	2,500	10,000	15,000
Accounting	3,000	5,000	5,000
Other – Office & Miscellaneous	1,000	4,000	8,000
Capital Costs for Funding Phase II	0	10,000	10,000
Reserve for Phase II (Unallocated)	0	2,500	16,500
Sub-total for Working Capital	10,500	35,500	60,500

Total Use of Proceeds	35,000	60,000	85,000

The net proceeds from this offering may be as much as $85,000, assuming all shares are sold, which we can't guarantee, after deducting $15,000 for estimated offering expenses including legal and accounting fees. We will use the proceeds for exploration and working capital. Working capital includes future general operating expenses and costs such as accounting and filing costs associated with keeping Paradigm in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for phase II, if warranted. We expect to spend between $24,500, based on completing only the first phase of a three phase exploration program, and $147,100 to fully complete our three phase exploration activities. Our exploration expenditures could vary from $24,500 to $147,100 depending upon what we encounter in the exploration process and how far we progress on the scheduled three phase exploration program claim which is based on a geological report on the Golden Claim by R.T. Heard dated November 15, 2002, and is a reflection of local costs for the specified type of work.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

Our current plans, predicated on raising at least $35,000, net, accomplished by the sale of the minimum of 250,000 shares of the offering as noted in the preceding table, calls for the completion of phase I only at a cost of $24,500 which is a reflection of local costs for the specified type of work. Initially, these plans call for the completion of phase I only of the recommended three phase work program. If phase I is not successful, we will terminate the option on the claim and cease operations. If phase I is successful we would then proceed to phase II at an estimated cost of $48,400, which costs are again a reflection of local costs for the type of work program planned. We will proceed to phase II only if we are also successful in being able to secure the capital funding required to complete phase II specifically. Similarly, if phase II is not successful, we will terminate the option on the claim and cease operations. In addition, if phase II is successful it is our intention to proceed to phase III at an estimated cost of $74,200, also a reflection of local costs for the type of work program planned, but only if we are again successful in being able to secure the capital funding required to fund the last phase. Therefore, we are expecting to expend $24,500 on phase I, if and only if, we are able to raise at least $35,000, net, the minimum subscription level. If we are successful in raising further capital in the future and the results of each of the three phases of the exploration program are favourable, we may spend as much as $147,100 provided that results at the completion of each of phases I, and II are favourable, decisions are made to proceed to the next phase and financing is available to complete all three phases of the work program.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is or is not warranted and that such work is likely or not likely to add value to the claims prior to any decision being made as to proceeding to the next phase. In the event that the engineer who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the claims lack merit and no further value would be obtained by proceeding with phase II (or III), then a decision to not proceed with phase II (or III) would be made. Such a decision would not be made arbitrarily by management.

The use of net proceeds table above describes the expenses that will be incurred in association with phase 1 of the projected exploration program. Phases 2 and 3 of the exploration program will not be implemented until the success of phase 1 has been evaluated to determine whether further exploration work is warranted. For this reason we will retain as working capital any sums not utilized in phase 1 until further financing is obtained for phases 2 and 3 assuming further exploration work is warranted.

If we are able to sell only the minimum 250,000 shares of the planned offering it is management’s intention to proceed with the completion of phase I utilizing existing working capital. If phase I is successful and warrants further work on the claim we would seek additional funding for phase II through a public or private offering or loans.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. We believe that the required exploration work for the projected initial three phase program may cost up to $147,100, provided that results are favourable, decisions are made and financing is available to complete all three phases of the work program. The costs are a reflection of local costs for the specified type of work, and we may take up to three years, three working seasons, to complete the program. Further work must then be carried out to determine the extent of the gold mineralization, if any, and whether they might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described three phase exploration program.

Assuming minerals are found that would indicate long term exploration of the claim was warranted, we are a junior resource company without the necessary financial resources or contacts to be able to bring the claim through its exploration stage. We would then be required to locate working partnerships with other mineral exploration companies and have them contribute financially to the exploration and development plans. In the long term, we could look to sell the claim to a major resource development company with the intention of keeping a small carried interest in the claim or we could sell our interest in the claim for cash and shares.

Working capital includes the cost of our office operations including telephone, printing, faxing, the use of secretarial services and administrative expenses such as office supplies, postage and delivery charges. It also includes future general operating expenses and costs such as accounting and filing costs associated with keeping Paradigm in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for phase II, if warranted. Currently, we do not pay rent as Mr. Doutaz provides office space at no cost to us.

Our offering expenses are comprised of SEC and EDGAR filing fees, legal and accounting expenses, printing and transfer agent fees and any necessary state registration fees. The officers and directors will not receive any compensation for their efforts in selling our shares.

We will not be able to conduct meaningful exploration activities unless the minimum offering of 250,000 shares is sold. In addition, unless the minimum offering is sold, all of our paid in capital will have been utilized to pay the expenses of this offering. It is possible that no proceeds may be raised from this offering. If less than the minimum number of shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our progress. If we require additional funds, as noted above, in order to develop our plan, such funds may not be available on terms acceptable to us.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is completed, funds will be applied according to the priorities outlined above. For example, if only the minimum of $35,000, net, is received, the entire amount will be applied toward the exploration program, legal and accounting fees for this offering as well as quarterly and annual reports required under the Securities Exchange Act of 1934. In addition, most of our existing working capital will be utilized.

We intend to use the proceeds of this offering in the manner set forth above. No material amount of the proceeds are to be used to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

Determination of the Offering Price

There has been no public market for the common shares of Paradigm.

The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $50,000, gross, and up to a maximum of $100,000, gross, in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of operating history;
  the proceeds to be raised by the offering;
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and;
  our relative cash requirements. See “Plan of Distribution”

Dilution of the Price You Pay For Your Shares

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution arises because we have arbitrarily set the price higher than the book value of the existing shares and, therefore, the book value of all the shares after the distribution of shares pursuant to this offering will be lower than the price of the shares pursuant to this offering. Dilution of the value of the shares you purchase is a result of the lower book value of the shares held by our existing stockholders. See “Principal Stockholders”

Our net book value prior to the offering, based on our March 31, 2003 financial statements was $4,458 or approximately $0.0004 per common share. Prior to selling any shares in this offering, we had 10,200,000 shares of common stock outstanding comprised of 5,000,000 shares, at a price of $0.001 per share, of which were purchased by the founding shareholder for $5,000 in cash and 5,200,000 shares of which were purchased by eleven arms length individuals for $26,000 in cash, at a price of $0.005 per share.

We are now offering a minimum of 250,000 shares and a maximum of 500,000 shares at a price of $0.20 per share. If all shares being offered are sold, we will have 10,700,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to the receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value is reflected in the following Dilution Table which sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

Dilution Table

Percent of Offering Sold		50% (Min)	75%	100% (Max)

Shares sold		250,000	375,000	500,000
Public offering price/share		$0.20	$0.20	$0.20
net tangible book value per share prior to offering		$0.0004	$0.0004	$0.0004
Net proceeds to Paradigm *		$35,000	$60,000	$85,000
Total shares outstanding		10,450,000	10,575,000	10,700,000
Increase due to new shareholders	Per Share	$0.0033	$0.0057	$0.0079
	Total $	$50,000	$75,000	$100,000
Dilution to new shareholders	Total $	$49,050	$72,863	$96,100
	Per share	$0.1962	$0.1939	$0.1916
	%	98%	97%	96%
Post offering pro forma net tangible book value per share		$0.0038	$0.0061	$0.0084

     * It is possible that we may not sell a minimum of 250,000 shares, in which case the proceeds to Paradigm will be $0.00.

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from Paradigm, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Founding shareholder If 50% sold (min) If 75% sold If 100% sold (max)	5,000,000 5,000,000 5,000,000	47.8% 46.5% 46.3%	$5,000 $5,000 $5,000	6.3% 4.8% 3.8%	$0.001 $0.001 $0.001
Existing shareholders If 50% sold (min) If 75% sold If 100% sold (max)	5,200,000 5,200,000 5,200,000	49.8% 49.2% 48.6%	$26,000 $26,000 $26,000	31.3% 23.9% 19.3%	$0.005 $0.005 $0.005
New shareholders If 50% sold (min) If 75% sold If 100% sold (max)	250,000 375,000 500,000	2.4% 4.3% 5.1%	$50,000 $75,000 $100,000	62.4% 71.3% 76.9%	$0.20 $0.20 $0.20
Total If 50% sold (min) If 75% sold If 100% sold (max)	10,450,000 10,575,000 10,700,000	100% 100% 100%	$81,000 $106,000 $131,000	100% 100% 100%	$0.0077 $0.0099 $0.0122

Upon completion of this offering the net tangible book value of the 10,700,000 shares to be outstanding, assuming all shares are sold, will be $89,458, or approximately $0.0084 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0079 per share without any additional investment on their part. You will incur an immediate dilution from $0.20 per share to $0.0084 per share.

After completion of this offering new shareholders will own approximately 5.1% of the total number of shares then outstanding, shares for which you will have made a cash investment of up to $100,000 or $0.20 per share. Our existing stockholders will own approximately 94.9% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $31,000, or approximately $0.0003 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders	If 50% of offer sold	If 100% of offer sold

Price per Share	$0.0030	$0.0030
Net tangible book value per Share before offering	$4,458	$4,458
Net tangible book value per Share after offering	$39,458	$89,458
Increase to present Stockholders in net tangible book value per Share after offering	$0.0033	$0.0079
Capital contributions	$81,000	$131,000
Number of Shares Outstanding before the offering	10,200,000	10,200,000
Number of Shares after offering held by Existing Stockholders	10,200,000	10,200,000
Percentage of ownership after offering	96.7%	94.9%

Purchasers of Shares in this offering
Price per Share	$0.20	$0.20
Dilution per Share	$0.1962	$0.1916
Capital contributions	$50,000	$100,000
Number of Shares after offering held by public investors	250,000	500,000
Percentage of ownership after offering	4.3%	5.1%
Dollar dilution to new investors	$50,000	$100,000

Plan of Distribution, Terms of the Offering

(a) The Offering Will Be Sold By Our Officers

We are offering up to a total of 500,000 shares of common stock on a best efforts basis, 250,000 shares minimum, 500,000 shares maximum. The offering price is $0.20 per share. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded in full. Once the minimum subscription level of 250,000 shares has been reached, all money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so. There is no minimum share purchase requirement for individual investors.

We have set a minimum sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claims. It is possible that we could cease further exploration after the expenditure of $24,500 with the completion of phase I and unfavourable results. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations. It is possible that we will fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations.

We will sell the shares in this offering through our officers and directors, Brian C. Doutaz and James M. Hutchison. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer. Both Messr’s Doutaz and Hutchison satisfy the requirements of Rule 3(a)4-1 in that:

1.	None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	None of such persons is, at the time of his participation, an associated person of a broker-dealer; and
4.	All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As Paradigm’s officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits Paradigm, its officers and directors from certain types of trading activities during the time of distribution of Paradigm’s securities. Specifically, Regulation M prohibits Paradigm’s officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of Paradigm’s securities pursuant to this offering has ended. Paradigm’s officer and directors are, however, permitted to purchase shares in the offering in order to reach the minimum offering amount.

We have no intention of inviting broker-dealer participation in this offering.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

(b) Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days unless the offering is completed or otherwise terminated by us.

(c) Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "MacLean, Forstrom, Jackson, In Trust for Paradigm Enterprises, Inc. "

Upon receipt, all funds provided to Paradigm as subscriptions will be held for two days prior to deposit into an escrow account. All subscriptions will be held in an escrow account maintained by MacLean, Forstrom, Jackson, Attorneys until such time as the minimum subscription level has been reached. The funds will be held by MacLean, Forstrom, Jackson, Attorneys and will be controlled by Mr. Stephen Jackson until such time as the minimum subscription level has been reached. They will then be released to Paradigm and used as indicated herein. The escrow agreement and the subscription agreement each state that should we not complete the minimum subscription within 180 days of the effective date of the registration statement, all funds will be returned to the respective subscribers. In the event we are unable to complete the minimum subscription level, all funds will be promptly returned to the subscriber within two days of the decision that the minimum subscription level will not be reached. No interest will be paid on the subscription funds nor will any deductions be made from the deposited funds and the full amount of the subscriber’s investment will be returned to the investor.

The terms of the subscription agreement are as follows:

1.	Each subscriber is to complete, execute and deliver to Paradigm the subscription agreement. The Board of Directors will review the materials and, if the subscription is accepted, Paradigm will execute the subscription agreement and return a copy of the materials to the investor with an acknowledgment of the acceptance of the subscription.

2.	Paradigm shall have the right to accept or reject any subscription, in whole or in part.
3.	Payment for the amount of the shares subscribed for shall be made by delivery of a certified or cashier’s cheque or wire transfer of available funds to Paradigm Enterprises, Inc. payable to “MacLean, Forstrom, Jackson, In Trust for Paradigm Enterprises, Inc.” at the address set forth There is a minimum of 250,000 shares which must be sold as a condition precedent to the closing. There are no minimum share purchase requirements for individual investors.

(d) Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Legal Proceedings

Paradigm is not a party to any pending litigation and none is contemplated or threatened.

Directors, Executive Officers, Promoters and Control Persons

(a) Directors and Executive Officers

Each of our directors is elected by the stockholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Brian C. Doutaz 35 – 12880 Railway Ave. Richmond, B.C. Canada V7E 6G4	57	President, Chief Executive Officer and a member of the Board of Directors
James M. Hutchison 4 - 19158 - 94 Avenue Surrey, B.C. Canada V4N 4X8	45	Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors

Mr. Doutaz has held his office/position since inception of Paradigm, will be spending approximately 15% of his time on the affairs of Paradigm and is expected to hold the office/position until the next annual meeting of our stockholders. Mr. Hutchison accepted appointment as Director, Secretary, Treasurer and Chief Financial Officer of Paradigm on October 28, 2002 and is also expected to hold the office/position until the next annual meeting of our stockholders. His time commitment will amount to approximately 5% of his work week. None of the directors or officers has professional or technical accreditation in the mining business.

Brian C. Doutaz, a director serving as president and chief executive officer is, and has been, a management and business consultant since 1980. He is President, November 1992 to present, of Anina International Capital Corp., a private British Columbia company which was incorporated on November 10, 1988 and which is in the business of providing management and consulting services to development and exploration stage businesses and has been performing such services with Anina from 1993 to present. Mr. Doutaz also provides compliance services to publicly listed corporations in Canada and the United States and sits on the boards of the following public and private corporations.

  Mr. Doutaz is currently, and has been since 1986, president and a director of Adda Resources Ltd. which was incorporated on August 14, 1985, a mineral and petroleum exploration company which is a reporting issuer in British Columbia and Alberta and which was formerly publicly traded on the TSX Venture Exchange and is currently delisted;
  In September, 2001, Mr. Doutaz incorporated Sterling Group Ventures, Inc., a Nevada based reporting issuer which is engaged in mineral exploration and remains its President, a director and its Chief Executive Officer;
  Between March 01, 1999 and April 28, 2000 he served as a director and as Treasurer of Kidstoysplus.com, Inc., which was incorporated on February 14, 1999, an Internet retailer of children’s toys and products which was quoted on the OTC-BB under the symbol KTYP and now traded under the symbol SMLA; From May 01, 1999 to October 14, 2001 Mr. Doutaz served as President and a director of Reward Enterprises, Inc. which was incorporated on December 12, 1997, an internet gaming operation, quoted on the OTC-BB under the symbol RWDE;
  On May 02, 2002, on the day following its incorporation, Mr. Doutaz became a Director and Secretary of Blue Hawk Ventures, Inc. which on January 23, 2003 filed a Form 10-SB with the SEC and has now become a reporting issuer. Blue Hawk is engaged in mineral exploration for gold in Manitoba, Canada.
  Mr. Doutaz became a Director of Talon Ventures, Inc. on September 06, 2001, the day of incorporation. Talon is a Nevada based privately held company engaged in petroleum exploration.

James M. Hutchison is Secretary, Treasurer and Chief Financial Officer and a director of Paradigm. Mr. Hutchison is President of Precision Injection Molding, Inc., a private British Columbia company which specializes in the injection moulding of thermoplastic components, parts and assemblies to specific and exacting requirements in conjunction with product design and development, which company he started in 1997. In September, 2001, Mr. Hutchison became a director, secretary and treasurer of Sterling Group Ventures, Inc., a Nevada based reporting issuer, engaged in mineral exploration and remains in those positions. He was also a director of Adda Resources Ltd. from May, 1998 to May, 2001 which is involved in the mineral and petroleum exploration business and which formerly traded on the TSX Venture Exchange.

(b) Conflicts of Interest

We believe that both Messrs. Doutaz and Hutchison will be subject to conflicts of interest. The conflicts arise from their relationships with other public and even private corporations. In the future both will continue to be involved in the mining and petroleum businesses for other entities and such involvement could create a conflict of interests.

Specifically, Brian C. Doutaz is an officer and director of Adda Resources Ltd. and Sterling Group Ventures, Inc., President. For both companies he has been responsible for the selection of potential properties and projects and the subsequent negotiating of acquisition agreements, funding and related matters. Additionally, Mr. Doutaz manages the day to day affairs of both companies and has been active in seeking out public financing for both companies projects. Through these two companies Mr. Doutaz has worked on projects in North America, mining in Canada and petroleum exploration in Canada and the United states, and internationally, mining in Costa Rica and petroleum exploration in Tunisia and Venezuela. In addition to Adda Resources and Sterling Group Ventures, he is also secretary and managing director of Talon Ventures, Inc., a Nevada private company engaged in petroleum exploration and Blue Hawk Ventures, Inc. a Nevada reporting issuer engaged in mineral exploration. This is a potential conflict of interest because Mr. Doutaz devotes approximately 15% of his professional time to each of Adda and Sterling and 5% of his time on matters pertaining to Talon and Blue Hawk which he could otherwise devote to us and because those companies are engaged in resource exploration, similar to us. Presently, none of the foregoing companies operate mines or receive royalties from properties operated by others. However, the fact that both Sterling and Paradigm may be soliciting funds under an offering at the same time may create a conflict in the determination of which company will get whatever funds may be available for placement.

Further, James M. Hutchison is an officer and director of Sterling Group Ventures, Inc., Director, Secretary and Treasurer, and has been active in seeking out public financing for Sterling’s projects. He is also soliciting funds for both Sterling and Paradigm which may also create a conflict in the determination of which company will get whatever funds may be available for placement.

In the future, such corporations could begin operating mines and/or we and other companies of which Mr. Doutaz or Mr. Hutchison are also, or may become, a member of the board of directors may participate in the same properties. Joint ventures in acquiring and exploring and mining natural resources are frequent in the industry. Either officer could be presented mining or other exploration opportunities which would force him to determine which company to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Both Mr. Doutaz and Mr. Hutchison will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon either to notify the other boards of directors of his conflict of interest and to abstain himself from voting on that subject matter.

(c) Significant Employees

We have no employees other than for Brian C. Doutaz and James M. Hutchison.

(d) Family Relationships

There are no family relationships among directors or officers.

(e) Involvement In Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
3.	being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

4.	being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

(a) Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class

Common Stock	Brian C. Doutaz 12880 Railway Ave., Unit 35 Richmond, B.C. V7E 6G4	5,000,000 Beneficial Owner	49.0%
All Officers, Directors and Key Employees as a Group		5,000,000	49.0%

[1]	The person named above may be deemed to be a "parent" and "promoter" of Paradigm, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Messrs. Doutaz and Hutchison are the only "promoters" of Paradigm, Enterprises, Inc.
[2]	The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.
[3]	As of March 31, 2003.

(b) Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Paradigm. All directors and officers hold office until our next Annual General Meeting of Shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class

Common Stock	Brian C. Doutaz 12880 Railway Ave., Unit 35 Richmond, B.C. V7E 6G4 July 15, 2002 Management Consultant	5,000,000	49.1%
	James M. Hutchison 4 - 19158 - 94 Avenue Surrey, B.C. V4N 4X8 October 28, 2002 Businessman	Nil (0)	Nil (0)
All Officers and Directors as a Group		5,000,000	49.0%

[1]	As of March 31, 2003
[2]	Common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Paradigm by individual directors and officers. All such shares are held directly.
[3]	The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management of Paradigm, as a group beneficially own, directly or indirectly, 5,000,000 of our common shares, representing 49.0% of the total issued and outstanding securities of Paradigm as of March 31, 2003.

Details of stock options held by the directors and officers are set forth under (1) “Executive Compensation” (Summary Compensation) and (2) “Description of Securities” (Stock Options). There are no outstanding stock options.

(c) Changes in Control

We do not anticipate at this time any changes in control of Paradigm. There are no arrangements either in place or contemplated which may result in a change of control of Paradigm. There are no provisions within the Articles or the Bylaws of Paradigm that would delay or prevent a change of control.

(d) Future Sales by Existing Shareholders

As of the date of this prospectus, there are a total of 12 Stockholders of record holding shares of Paradigm’s common stock. A total of 10,200,000 shares of common stock were issued to the existing Stockholders, all of which are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition. Because it has been less than one year since the shares restricted under Rule 144 were acquired, no shares can be sold at this time pursuant to Rule 144.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares”.

Paradigm does not have any securities that are convertible into common stock. Paradigm has not registered any shares for sale by Securityholders under the Securities Act.

Description of Securities

(a) Common Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation and Bylaws which form a part of this registration statement and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

We are authorized to issue up to 200,000,000 shares of common stock at a par value of $0.001. As of March 31, 2003, Paradigm has issued 10,200,000 common shares for total consideration of $31,000. We issued 5,000,000 shares of common stock through a Section 4(2) exemption in July and August, 2002 for cash consideration of $5000. We issued 5,000,000 shares of common stock through a Rule 504D / Regulation S offering in August and September, 2002 for cash consideration of $26,000.

5,000,000 common shares issued to Mr. Doutaz are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144 of the Securities Act of 1933 as are the balance of the shares issued.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered shareholders are entitled to receive a notice of any Paradigm general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of the management of Paradigm, at the date hereof, Brian C. Doutaz is the only person to exercise control, directly or indirectly, over more than 10% of Paradigm’s outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management”.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this registration statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Stock Transfer Agent

The stock transfer agent for our securities is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; the telephone number is (702) 361-3033 and the facsimile number is (702) 433-1979.

(b) Debt Securities

As of the date of this registration statement, Paradigm does not have any debt securities.

(c) Stock Options

Paradigm has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d) Warrants

The are no outstanding warrants and no warrants have been issued.

(e) Restricted Securities

Paradigm issued 5,000,000 shares to Brian C. Doutaz at a price of $0.001 per share for total consideration of $5,000 in August, 2002 which were paid for in cash. Under the Securities Act of 1933, these share can only be re-sold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D offerings, employee stock benefit plans, as compensation for professional services, or in exchange for providing "seed money" or start-up capital to a company.

Under Rule 144 a shareholder, including an affiliate of Paradigm, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Paradigm or an affiliate of Paradigm. Rule 144 further restricts the number of shares of common stock which may be sold within any three-month period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Paradigm, and who has not been an affiliate of Paradigm for 90 days prior to the sale, and who has beneficially owned shares acquired from Paradigm or an affiliate of Paradigm for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

Interest of Named Experts and Counsel

No named expert or counsel referred to in the prospectus has any interest in Paradigm. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Paradigm or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Paradigm. An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Our financial statements for the period from inception to March 31, 2003, included in this prospectus have been audited by Cordovano & Harvey, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206, as set forth in their report included in this prospectus.

The geological report on the Golden Claim dated November 15, 2002 was authored by R. T. Heard, P. Eng., 10881 Sunshine Coast Highway, Halfmoon Bay, B.C. V0N 1Y2.

The legal opinion rendered by Woodburn and Wedge, Attorneys and Counselors At Law, of 6100 Neil Road, Suite 500, Reno, Nevada, 89511-1149 regarding the Common Stock of Paradigm Enterprises, Inc. registered on Form SB-2 is as set forth in their opinion letter dated June 4, 2003 included in this prospectus.

Indemnification of Officers and Directors for Securities Act Liabilities

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Paradigm is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Articles of Incorporation, filed as Exhibit 3.1 to the Registration Statement;
  Article IX of our Bylaws, filed as Exhibit 3.2 to this registration statement; and
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Paradigm responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently the directors and officers of Paradigm are not covered by liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Business Description

(a) Corporate Organization and History Within Last Five Years

We were incorporated in the State of Nevada on July 15, 2002 and established a fiscal year end of December 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our statutory registered agent's office is located at 1100 Salem Rose, Las Vegas, Nevada 89144 and our business office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4. Our telephone number is (604) 644-5139. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no property other than an option to acquire the claim and to the date of this prospectus have not spent any monies on research and development. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable.

(b) Business Development

On October 30, 2002, Brian C. Doutaz, our President and a member of the board of directors, acting as Trustee on our behalf, optioned one mineral property containing a mining claim, the “claim”, in British Columbia, Canada by entering into an option to purchase and royalty agreement with Kester E. Tomkies, the beneficial owner of the claim, an arms-length British Columbia resident, to acquire the claim by making certain expenditures and carrying out certain exploration work on the claim. A trust agreement between Paradigm and Mr. Doutaz was established to avoid having to pay additional fees and establish a subsidiary at this early stage of our corporate development.

Under the terms of the option agreement, Tomkies granted to Paradigm the sole and exclusive right to acquire 100 percent of the right, title and interest of Tomkies in the claim, subject to Tomkies receiving annual payments and a royalty, in accordance with the terms of the option agreement, as follows:

1.	Paradigm must pay Tomkies $3,200, $5,000 in Canadian funds, on the effective date of the Agreement which has been paid;
2.	Paradigm must incur exploration expenditures on the claim of a minimum of $22,600, CA $35,000, by October 31, 2003;
3.	Paradigm must incur exploration expenditures on the claim of a further $48,400, CA $75,000, for an aggregate minimum exploration expense of CA $110,000 by October 31, 2004; and
4.	Paradigm must incur exploration expenditures on the claim of a further $64,500, CA $100,000, for aggregate minimum exploration expenses of CA $210,000, by October 31, 2005; and
5.	Upon exercise of the Option, Paradigm is required to pay to Tomkies, commencing February 1, 2006, the sum of $32,300, CA $50,000, per annum.

If the results of phase I are unsuccessful, we will terminate the option agreement and will not be obligated to make any subsequent payments. Similarly, if the results of phase II are unsuccessful, we will terminate the option agreement and will not be obligated to make any subsequent payments. The same actions will occur if phase III is unsuccessful.

The claim is held under a trust agreement by Mr. Doutaz on behalf of Paradigm dated October 30, 2002, the “trust agreement”. The terms of the trust agreement are as follows:

1.	the Trustee is willing and legally capable of acting as a trustee for Paradigm to hold the mineral claim on behalf of Paradigm until such time as the initial three phase exploration program is completed and Paradigm is properly able to evaluate the merits of owning the claim in its own name or that of a subsidiary;

2.	the Agreement will terminate on:
	(a)	February 01, 2006, unless on or before that date, Paradigm terminates in writing the option agreement
	(b)	the date on which Paradigm incorporates a British Columbia subsidiary to hold Paradigm’s interest in the claim and transfers such interest to the subsidiary.

To date we have not performed any work on the claim. To date we have spent no monies on research and development activities. Information about the claims was presented to Mr. Doutaz for review without any contractual obligations

The claim is unencumbered and there are no competitive conditions which affect the claim. Further, there is no insurance covering the claim. We believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements.

The names, tenure numbers, date of recording and expiration date of the claim is as follows:

Claim Name	Tenure Number	Recording Date	Expiry Date

Golden	392749	April 09, 2001	April 09, 2004*

*One year's assessment credit was obtained by filing the G.P.S. location of the Legal Corner Post with the Gold Commissioner's Office.

To keep the claim in good standing, such that it does not expire on the date indicated in the preceding, we must begin exploration on or before April 09, 2004 or pay $150 to prevent the claim from reverting to the Crown.

It is our intention to incorporate a Canadian subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the claim and it appears that it would be economically viable to commercially mine the claim.

Paradigm is an exploration stage company. There is no assurance that a commercially viable mineral deposit exists on the claim that we have under option. Further exploration will be required before an evaluation as to the economic and legal feasibility of the claim is determined. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable.

(c) Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the claim to determine if there are commercially exploitable deposits of gold. We plan a three phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals, if any, exist on the claim and if any minerals which are found can be economically extracted and profitably processed.

We anticipate that phase 1 of the planned geological exploration program on the claim will cost $24,500, which is a reflection of local costs for the specified type of work. We had $6,900 in cash reserves as of March 31, 2003. Accordingly, we will not be able to proceed with the exploration program without additional financing.

It is our intention to carry out the work in the summer of 2003, predicated on completion of the offering described in this registration statement. We will assess the results of this program upon receipt of an appropriate engineering or geological report. The cost estimates for this and other phases of the work program are based on local costs for this type of work.

We do not claim to have any ores or reserves whatsoever at this time on our optioned claim .

Phase I may require up to two weeks for the base work and an additional two to three months for analysis and the preparation of a report and evaluation of the work completed and will bear an estimated total cost of $24,500 which is a reflection of local costs for the specified type of work. Costs for phase I are made up of wages and fees, grid materials, pickets, paint, flagging etc., transportation, geological and geochemical supplies, assaying, camp equipment and operation costs. It is our intention to carry the work out in the Summer of 2003, predicated on completion of the offering described in this registration statement.

If we are unable to sell any of the securities under this offering, we would be required to suspend operations of Paradigm. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase 2 will not be carried out until the Summer of 2004 and will be contingent upon favourable results from phase 1 and any specific recommendations of a professional engineer or geologist based on those results. It will be directed towards trenching and diamond drilling. Favourable results means that an engineer, geologist or other recognized professional states that there is a strong likelihood of value being added to the claims by completing the next phase of exploration and makes a formal written recommendation that we proceed to the next phase of exploration and that a resolution is approved by the Board of Directors indicating such work should proceed and that it is feasible to finance the next phase of the exploration.. The second phase may require up to three weeks work and will cost approximately $48,400 comprised of wages, fees and camp operations, trenching, diamond drilling, assays and related. The cost estimate is based on local costs for the specified type of work. A further three months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the phase II program remain positive. Cost of the third phase of exploration is estimated to be $74,200 also a reflection of local costs for the specified type of work. This phase may take three weeks to complete during the Summer of 2005 with an additional three months required to complete the analysis and the preparation of a report on the work accomplished along with an evaluation of the work and further recommendations.

Offices

Our offices are located at 12880 Railway Avenue, Unit 35, Richmond, B.C. Canada V7E 6G4. Currently, these facilities are provided to us by Brian Doutaz, one of our directors and our President, without charge, but such arrangement may be cancelled at anytime without notice. As our business activities continue, we anticipate that we will be required to pay a pro rata share of the rent incurred for the facilities that we occupy. Specific direct expenses incurred such as telephone and secretarial services will are charged back to Paradigm on a periodic basis.

(d) Reports to Securityholders

As a result of filing this registration statement, Paradigm is obligated to file with the Securities and Exchange Commission certain interim and periodic reports including an annual report containing audited financial statements. We will voluntarily send an annual report, including audited financial statements, to our shareholders.

In addition, Paradigm will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission through the EDGAR Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC website is http://www.sec.gov and the EDGAR website is located at http://www.sec.gov/edgar/searchedgar/webusers.htm. Further, The public may read and copy materials we file with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. Paradigm does not have an Internet address.

Management’s Discussion And Analysis of Financial Condition and Results of Operations

(a) Plan of Operation

We are a start-up, exploration stage company engaged in the search for gold and related minerals and have not yet generated or realized any revenues from our business operations.

Paradigm believes it can satisfy its cash requirements through the fiscal year end of December 31, 2003 from a private placement of $31,000 received during August and September of 2002 and the funds received from this offering. If we fail to complete the offering, even at the minimum subscription level, we will have to cease operations. As of March 31, 2003, we had $4,458 in working capital.

During the fiscal period February 01, 2003 to December 31, 2003, we plan to concentrate our efforts on the planned phase I exploration program on the claim. If the program is successful, we will proceed to phase II and commence planning for that work for 2004.

We do not expect any changes or hiring of employees since contracts are given to consultants and sub-contractor specialists in specific fields of expertise for the exploration work. We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment, such as a diamond drill machine, that we will need in order to carry out our exploration operations.

(b)  Management's Discussion, Analysis of Financial Condition and Results of Operations

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our claim. Our only other source for cash at this time is investments by others in Paradigm. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to costs of this offering and then to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers; however, our officers are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment such as a diamond drill machine, that we will need in order to carry out our exploration operations. We do not expect a change in our number of employees.

Over the next twelve months, we intend to complete the first phase of the exploration plan on our claim. The claim was obtained through an option agreement with Kester E. Tomkies at a cost of $3,200. Mr. Doutaz is acting as trustee under a trust agreement for the holding of the claim. To date we have not performed any work on the claim.

Our plan of operation has the following milestones for the next twelve months:

Commencing no later than October 31, 2003, phase I of the work program will establish a grid, complete general prospecting and geological mapping of the property as well as provide a report on the work accomplished with specific recommendations for the future at a total cost of $24,500:

Four Days – establishment of a grid across the property with crosslines being set up every 100 metres and intersecting crosslines marked at each 25 metre point. The cost of establishing the grid and supplies will be approximately $6,500.

Ten Days – the intersecting crosslines established by the grid will become base reference points at which rock and soil samples will be taken; each of the samples will be analyzed for specific minerals and their geological characteristics identified and recorded.

Seven Days – the entire property will also be searched for outcroppings, trenches or areas that may indicate further exploration is warranted in a later phase.

The cost of the prospecting efforts as well as the mapping and sample collections, as camp costs and transportation to and from the property will be approximately $10,000.

Weeks 4 through 7 – the various samples will be sent to a lab for analysis of their chemical makeup which will cost approximately $4,800.

Weeks 8 through 12 – once all the sample information is available, a professional geologist or engineer will require at least one month to correlate the information and write a report either recommending that further work is warranted on the claims or that the property cannot have any further value added by doing additional exploration in which case he would recommend abandonment of the claims. The cost of the report and his supervision during the physical work on the claims will be approximately $2,600.

We have also included a contingency fee of $2,200 in our cost estimates. The funds, totalling $24,500, necessary to complete phase I will come from this offering.

February 1, to March 31, 2004 – we expect to have the report on phase I of the exploration program in hand by the end of January, 2004 and will then be in a position to determine what the next step will be in the development of Paradigm. If the report is favourable and advises that we proceed to phase II of the exploration program, we will then have to determine how we can raise the funds required for the second phase which are currently estimated at $48,400. If the report advises abandoning the claims as having little or no value, we will cease operations. Various options will be reviewed as to funding – public financing, private funding, loans or possible joint venture opportunities. Each of these will have to be evaluated for merit, cost and the most favourable basis for Paradigm and its shareholders. This process will require from four to eight weeks to complete.

April 01 to June 30, 2004 – if the report is favourable, Paradigm will spend this time working on the effort to the raising of the funds necessary to carry out phase II. This period may carry on into September or October, 2004 depending on the availability of funds and the methods needed to complete the financing. For example, if a registration statement is required, it may take more than three months to complete the offering.

If our initial exploration efforts are successful, we intend to proceed with longer term exploration of the claim.

If we raise the maximum of $100,000, gross, in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000, gross, but more than the minimum of $50,000, gross, we may have to raise additional funds or we may not be able to continue our proposed business operations which represents the completion of phases II and III, if either is recommended by a competent professional engineer or geologist.

If we are unable to sell the minimum 250,000 shares of the planned offering it will be necessary to utilize existing working capital to fund the cost of this offering. In such an event, we would not have sufficient capital available to fund the phase I exploration program and we would have to suspend operations. We have not entered into any arrangements with creditors for unpaid offering expenses.

Phase I of our plan of operations involves examination of the claim, establishment of a grid, geological and geochemical analysis. phase I may take up to 3 months in total, including preparation of a report on the work completed with further recommendations and cost about $24,500 based on local costs for the specified type of work. We have not commenced phase I. We anticipate that the proceeds of this offering will be used to cover the costs of the first phase of the exploration plan.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything in that event. We have no intention of entering into a merger or acquisition if we cease operations.

The option agreement calls for a second phase of exploration to be carried out in 2004 at a cost of $48,400. If the phase I work program is favourable, additional funding will be required in order to satisfy this and other cash demands on Paradigm. It is our intention to fund these requirements through additional equity offerings, private placements or loans. In the event we are not able to complete the required funding we will have to suspend operations. In any event, until the results of phase I are known we are not in a position to know whether we will carry on with phase II. If the results of phase I are unsuccessful, we will terminate the option agreement and will have no further obligations under the option agreement. Similarly, if the results of phase II are unsuccessful, we will terminate the option agreement and will not be obligated to make any subsequent payments.

We have limited cash reserves which as of March 31, 2003 totaled $6,900, excluding a reserve for payables. Until we actually commence phase I operations, our monthly cash requirements are minimal. Current working capital can adequately satisfy our cash requirement for the next twelve months excluding any work on our proposed exploration program.

We cannot provide a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for gold. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We will not move on to a subsequent phase of the exploration program until the phase we are working on is completed and the evaluation has been rendered. We will determine when that occurs. We do not have any plans to take Paradigm from phase I, II or III exploration to revenue generation. This is because we have not yet found anything and it is impossible to project revenue from nothing.

We expect to start exploration operations in the Summer of 2003.

Limited Operating History; Need for Additional Capital

There is no historical financial information about Paradigm upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our claim, and possible cost overruns due to price and cost increases in services. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable. We have no intention of entering into a merger or acquisition if we cease operations.

To become profitable and competitive, we must conduct exploration of our claim before we commence production of any minerals we may find. We are seeking equity financing in order to provide for the capital required to implement our exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

If our initial exploration efforts are successful, we intend to proceed with longer term exploration of the claim.

If we raise the maximum of $100,000, gross, in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000, gross, we may have to raise additional financing or we may not be able to continue our proposed business operations.

Results of Operations

From inception on July 15, 2002 to the date of this registration statement, we have not had any operations.

On October 30, 2002, we obtained an option to acquire our first property and are commencing the research and exploration stage of our mining operations on that property at this time.

Since inception, we have used our common stock to raise money for our claim acquisition and for corporate expenses. Net cash provided by financing activities from inception on July 15, 2002 to March 31, 2003 was $31,000, as a result of proceeds received from sales of our common stock.

Between July 15 and March 31, 2003 we expended a total of $27,581 in overall expenses. Included in that total was $16,679 for professional services, $2,300 for compensation for administrative services and rent as contributed administrative services, with a corresponding credit to additional paid-in capital, $2,818 for office costs, $1,554 in miscellaneous costs, $3,180 in mineral interest acquisition costs and $1,050 in contributed expenses. During the same period we realized an interest income of $0 which resulted in a net loss of $27,581.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) exemption in August, 2002 for cash consideration of $5,000.

We issued 5,200,000 shares of common stock through a Rule 504D / Regulation S offering in August and September, 2002 for cash consideration of $26,000.

As of March 31, 2003, our total assets were $6,900 and our total liabilities were $2,442.

Description of the Property

(a) Mining Properties

On October 30, 2002, Brian C. Doutaz, our President and a member of the board of directors, acting as Trustee on our behalf, optioned one mineral property containing a mining claim in British Columbia, Canada by entering into an option agreement with Kester E. Tomkies, the beneficial owner of the claim, an arms-length British Columbia resident, to acquire the claim by making certain expenditures and carrying out certain exploration work on the claim.

A mining claim is generally described to be that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with local mining laws but is also described to mean a parcel of land which might contain precious metals in the soil or rock. In British Columbia, a “two-post” mining claim, where two opposite corners of the boundaries of the claim are physically marked with a survey type post marked for reference as opposed to simply having an initial single post, is a square plot of land 500 meters by 500 meters. The claim consists of a single mining claim which in total measures 2,500 meters (8,402 feet) by 2,000 meters (6,722 feet) and covers an area of approximately 1,236 acres).

The claim was originally staked in 2001 by Edward Skoda on behalf of Kester E. Tomkies who transferred the deed of ownership to Kester E. Tomkies in 2002. Tomkies holds the mining rights to the claim which thereby gives her or her designated agent, the rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. In the event Tomkies were to grant another deed which is subsequently registered prior to our deed, the third party would obtain good title and we would have nothing.

Tomkies has granted an option to Paradigm to allow Paradigm to explore, mine and recover any minerals on the claim. As with the preceding, if Tomkies were to grant an option to another party, that party would be able to enter the claim, carry out certain work commitments and earn right and title to the claim; we would have little recourse as we would be harmed, would not own any claim and would have to cease operations. However, in either event, Tomkies would be liable to us for monetary damages for breach of the option agreement. The extent of that liability would be for our out of pocket costs for expenditures on the claim, if any, in addition to any lost opportunity costs if the claim proved to be of value in the future. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Tomkies in the situations described, there is a question as to whether that recourse would have specific value.

Under British Columbia law, if the ownership of the claim were to be passed to us and the deed of ownership were to be recorded in our name, we would have to pay a minimum of $500 and file other documents since we are a foreign company in Canada. We would also be required to form a British Columbia company which would necessitate a board of directors, a majority of which would have to be British Columbia residents, and obtain audited financial statements for that company. We have decided that if gold mineralization is discovered on the claim and it appears that it might be economical to remove the gold mineralization, we will record the deed of ownership, pay the additional tax and file as a foreign company or establish a corporate subsidiary in British Columbia. The decision to record or not record is solely within our province.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the

Canadian Constitution in the province where the minerals are located. In the case of our claim, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. The legislation ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as fee simple owner of crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The claim we have under option is one such acquisition. Accordingly, fee simple title to our claim resides with the Crown. Our optioned claim is a mining lease issued pursuant to the British Columbia Mineral Act to Tomkies. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The claim was selected for acquisition due to its cost, previously recorded surrounding exploration, development and extraction work and because the claim is not located in an environmentally sensitive region.

Information regarding the claim can be determined by reviewing the British Columbia government website located at http://www.gov.bc.ca/em. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia. The information can be viewed by clicking on “The Map Place”, then, after downloading “Autodesk Mapguide”, by clicking on “Available Maps” and then “Mineral Titles Map”. You can then enter in claim tenure number, 392749, in the “Zoom GoTo” search window to view the area of our claim. For title information you can go back to the “Mineral Titles Map” in the lower window, under the heading “Contents”, then “Database Searches”, click on “Tenure Number” and enter the claim tenure number, 392749, to view the Mineral Titles Tenure Detail. This website database contains a detailed description of the rock formation, mineralization and ownership of all staked lands in British Columbia.

Physiography

The claim is located approximately 35 kilometres northeast of the town of Bralorne and 40 kilometres northwest of Lillooet or 180 kilometres north of Vancouver in southwestern British Columbia in what is known as the Bridge River Camp. The legal corner post, LCP, is at 50‹ 56.865' North Latitude and 122‹ 34.183' West Longitude at an approximate elevation of 6600 feet (2012.2 metres).

Access can be obtained by four-wheel drive vehicle from Lillooet via the Lillooet - Goldbridge Highway 70 km to the Marshall Creek Road, then 11.9 km to an intersection with Mud Creek Main logging road. Then travel 3.3 km to Jim Creek bridge and then 250 m to Jim Creek access road, thence by foot 5 km on Jim Creek access road to the 2,012 m elevation. The LCP lies about 60 m from the end of road on a ridge top. Access can also be gained by helicopter from Lillooet or Pemberton, B.C., approximately 30 miles distant.

The area is characterized by rugged mountainous terrain with deeply incised valleys and steep slopes topped by sharp peaks and serrate ridges. Maximum relief in the area is 1,435 metres. Vegetation consists of mixed conifers with moderate amounts of undergrowth. At higher elevations, alpine vegetation consisting of grasses and wildflowers predominate. Annual precipitation is moderate; summers are typically dry and winters receive moderate snowfall. Snow pack at higher elevations can exceed three metres. The existing roads leading to our claim are rough-graded dirt. During rainy weather the roads are sometimes inaccessible or washed out. During the winter months there is too much snow cover to be able to access the claim.

Location of the Property

YUKON
ALASKA
N
BRITISH
COLUMBIA
Stewart
Fort
St.John
Dawson
Creek
ALBERTA
Terrace
Smithers
Prince
Rupert
Prince
George
QUEEN
CHARLOTTE
ISLANDS
PROPERTY
LOCATION
PACIFIC
OCEAN
Revelstoke
Lillooet
Kamloops
Merritt
Kelowna
VANCOUVER
ISLAND
VANCOUVER
Hope
VICTORIA
UNITED STATES
Kilometres
0
50

PARADIGM ENTERPRISES INC.

GOLDEN CLAIM

Lillooet Mining Division, British Columbia

LOCATION MAP

DATE: Nov., 2002	SCALE: As shown	FIG. NO. 1

Geology

A mapping program managed by the B.C. Department of Mines indicates that the ages of the rock formations are such that at the junctions of the various formations there are faults which are conducive to and likely provided the plumbing which allowed for the placement of the mineral bearing vein structures generally associated with gold values generally found in the area.

The main faulted area was probably the heat source for the mineralizing fluids. The gold values generally found in the area often occur in mesothermal veins in association with a sulphide mix of galena, sphalerite, chalcopyrite, pyrite and pyrrhotite – all characteristics of viable gold bearing structures.

History

The claim lies within the old Bridge River gold camp area of southwestern British Columbia which was active continuously from the early 1900s through 1978

British Columbia government personnel from the Department of Mines and Mineral Resources Ministry conducted regional stream sediment geochemical surveys through the area in 1979 and 1981. Some of these samples returned levels of nickel and cobalt from streams emanating from the eastern half of the Shulaps Ultramafic Complex which indicates that further exploration would be warranted. In addition, several mercury occurrences found in the area have implications for other epithermal systems; all are indicators that gold could be found in the general area.

During our field examination, several areas sited within the Jim Creek basin that appeared to be anomalous, vegetation, burn patches or gossans,. This examination on its own is not indicative of a gold discovery. The examination and review of available literature provided historical reference points which, in total, indicate that there are valid reasons to further explore the claim. Although a limited program is proposed by Paradigm, the review of the claim and its history indicate that the right indicators exist for the potential of a commercially viable mining operation.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the claim to determine if there are commercially exploitable deposits of gold. We plan a three phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals, if any, exist on our claim and if any minerals which are found can be economically extracted and profitably processed.

We do not claim to have any ores or reserves whatsoever at this time on our claim .

Recommendations for evaluating the claim's potential as a gold producer include stream geochemistry, prospecting, mapping, line cutting, soil geochemistry and geophysical surveying. Geochemistry is a prospecting method which seeks to locate mineral deposits by the detection in the overlaying soil or sediments of very small quantities or traces of the metals being sought – in this case, gold. We plan on sampling the rocks and sand in the creeks to determine their makeup – what elements are present and in what relation to each other – and if there is any gold present in free form. Prospecting simply involves the search for new deposits while the objective of the search is discovery. Therefore, we will have professionals who are familiar with the indicators for the presence of gold search the property to determine if any of those indicators are present and to what degree.

When we map, it is essentially the generation of a drawing of the physical features of the land we are interested in as well as a depiction of what we may have found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not. Line cutting involves the physical cutting of the underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy.

Geophysical surveying involves the measurement of various physical properties of the rocks at the site as well as interpreting that information in terms of the structure and nature of the rock. The geologist will take different surface measurements of the various physical properties of the rocks and interpret the results in terms of what we are seeking. These methods include magnetic, electrical and seismic measurements. Our engineers will then interpret all the data obtained, plot it on the map we have generated and provide their best estimate of the chances of finding gold on the claims and what additional efforts we must undertake in a follow-up phase.

The purpose of the recommended program is to locate the bedrock source of any gold that may occur in the anomalous drainages. Prospecting should be completed during stream sampling of the Jim Creek basin. Line-cutting, soil geochemistry and geological mapping should be completed in the headwaters of Jim Creek. Fifteen line kilometres of grid should be cut at the head or upstream edge of the stream anomaly. Soil sampling and geological mapping should be completed over the entire grid area. Magnetometer and VLF-EM, very low frequency electromagnetic, surveys could possibly be used as an aid to mapping and structural interpretation and may assist in locating mineralization and which serve to assist in the delineation of the various physical properties of the rock which can be used as pointers towards whether gold mineralization may be present or not. Anomalies should be evaluated closely and diamond drilled at a future date to help in determining their economic potential.

phase 1 will begin by establishing a 1000 metre base line with 25-meter stations and cross lines run every 100 meters for 100 meters each side of the baseline. We will then geologically map the grid followed by rock and geochemical sampling of those areas determined by the geological surveys. This will entail taking rock samples from the claim to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold and various associated minerals will be made. We will then compare the relative concentrations of gold and other associated elements in the samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance.

Where available, any existing trenches, prospect pits and the like will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we may then employ minor trenching of the areas. Trenches are generally 100 feet in length and 10 to 20 feet wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are then taken and analyzed for economically valuable minerals that are known to have occurred in the area. Trench and rock samples will be tested for traces of gold, silver, lead, copper, zinc, iron and other minerals; however, our primary focus is the search for gold. The other minerals are used as guides and indicators as to the possible presence of gold on the claim.

These surveys may require up to two weeks for the base work and an additional two to three months for analysis and the preparation of a report on the work accomplished along with an evaluation of the work. It is our intention to carry the work out in the Summer of 2003, predicated on completion of the offering described in this registration statement.

phase 2 will not be carried out until the Summer of 2004 and will be contingent upon favourable results from phase 1. It will be directed towards trenching and diamond drilling. The second phase will be comprised of wages, fees and camp operations, trenching, diamond drilling, assays and related. A further three months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

We plan for approximately 1,000 feet of diamond drilling in phase II which is an essential component of exploration and aids in the delineation and definition of any deposits. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the phase II program remain positive. This phase may take three weeks to complete during the Summer of 2005 with an additional three months required to complete the analysis and the preparation of a report on the work accomplished along with an evaluation of the work and further recommendations.

Although it may appear that phase II merely continues phase I and phase III merely continues phase II, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Competitive Factors

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold mining business which is the foundation of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claim. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulation. This act sets forth rules for:

  locating claims;
  posting claims;
  working claims; and
  reporting work performed

We are also subject to the British Columbia Mineral Exploration Code, the “Code”, which tells us how and where we can explore for minerals. We must comply with these laws in order to operate our business. The purpose of the Code is to assist persons who wish to explore for minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes province wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting; specifically, work that does not involve mechanical disturbance of the surface including:

  prospecting using hand-held tools;
  geological and geochemical surveying;
  airborne geophysical surveying, e.g. EM surveys;
  hand-trenching without the use of explosives; and
  the establishment of grid lines that do not require the felling of trees.

Exploration activities that we intend to carry out only in the second and third phases of the exploration program which are subject to the provisions of the code are as follows:

  drilling, trenching and excavating using machinery;
  disturbance of the ground by mechanical means; and
  blasting.

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. Also, prior to proceeding with any exploration work subject to the Code we must apply for a notice of work permit. In this notice we will be required to set out the location, nature, extent and duration of the proposed exploration activities. This notice is submitted to the British Columbia Regional Office of the Mines Branch, Energy Division in Lillooet, B.C.

In order to explore for gold on our claim we must submit the plan contained in this prospectus for review and pay a fee of $150. Prior to the planned commencement of the phase I work program, application will be made for the required notice of work permit. The permit application process is largely an administrative act that does not involve a review of the merits of the application. It is generally completed within two weeks of application. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued. The exploration permit is the only permit or license we will need to explore for gold on our claim. At the date of this prospectus, no permit has been granted and we have not applied for any permits or approvals.

Compliance with these rules and regulations will not affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

  health and safety;
  archaeological sites; and
  exploration access.

We are responsible to provide a safe working environment, to not disrupt archeological sites and to conduct our activities in such a way as to prevent unnecessary damage to the claim.

We anticipate no discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and trenches will be recovered prior to abandonment of the claim. No costs are anticipated in order to comply with any environmental laws. As the planned phase I work program involves minimal disturbance of the environment at this early stage of the exploration, we do not anticipate facing any costs or expect to face problems complying with the environmental regulations. In addition, all of the equipment to be employed on the project will be in compliance with environmental standards used and accepted by the industry and all of the employees on the site will have significant experience in the outdoors and will be cognizant of their responsibilities to the environment.

We are in compliance with the Health, Safety and Reclamation Code for Mines and will continue to comply with the Code in the future. We believe that compliance with the Code will not adversely affect our business operations in the future.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim and an engineer or geologist to manage the exploration program. Our only employees will be Brian C. Doutaz and James M. Hutchison, both senior officers and directors.

At present, we have no employees, other than Messrs. Doutaz and Hutchison, our officers and directors. Messrs. Doutaz and Hutchison do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Heard as senior geological consultant. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

Mr. Heard is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia. He is a graduate of Haileybury School of Mines, (1958) and of the Montana College of Mineral Science and Technology, Butte, Montana. He holds a B.Sc. in Geological Engineering, (1971) and has practiced his profession as an Exploration Geologist for more than 40 years and as a Professional Engineer for the past 28 years.

(b) Investment Policies

As of the date of this registration statement, Paradigm does not have any policies regarding the types of investments described in SEC Reg. SB Item 102(b), investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities, because its business mainly concerns the exploration of mining properties with the objective to achieve commercial exploitation.

(c) Description of Real Estate and Operating Data

Paradigm has no property the book value of which amounts to ten percent or more of its total assets.

Certain Relationships and Related Transactions

(a) Transactions with Officers and Directors

In August, 2002 we issued a total of 5,000,000 shares of restricted common stock to Brian C. Doutaz, the senior officer and director of Paradigm. The fair market value of the shares, $5,000, was paid in cash.

On October 30, 2002, we entered into a trust agreement between Paradigm and Brian C. Doutaz, President of Paradigm whereby Mr. Doutaz is acting as Trustee to hold the claim on behalf of Paradigm so as to avoid having Paradigm pay additional fees and establish a subsidiary at this early stage of our corporate development.

(b) Transactions with Promoters

Mr. Brian C. Doutaz, President and director of Paradigm can be considered as the promoter of Paradigm in consideration of his participation and managing of the business of Paradigm since its incorporation.

Mr. Doutaz subscribed for 5,000,000 restricted shares of Common Stock at a price of $0.001 for an aggregate consideration of $5,000 which was paid in cash in August, 2002. The sale of these shares will be governed by Rule 144 of the Securities Act of 1933. Mr. Doutaz does not receive any salary for his services to Paradigm. During the year 2002 Mr. Doutaz was deemed to have been paid $2,300 for administrative services as contributed administrative services with a corresponding credit to additional paid-in capital by Paradigm for general administrative services as well as for rent.

Market for Common Equity and Related Stockholder Matters

(a) Market Information

There is no public market for Paradigm’s common stock.

Paradigm has issued 10,200,000 common shares since its inception on July 15, 2002 all of which are restricted shares, see “Certain Relationships and Related Transactions” above. There are no outstanding options or warrants or securities that are convertible into common shares.

No restricted shares are eligible for re-sale pursuant to Rule 144 under the Securities Act.

(b) Holders

Paradigm had 12 holders of record for the common shares as of March 31, 2003.

(c) Dividends

Paradigm has not paid any dividends since its incorporation and does not anticipate as of March 31, 2003, the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to finance exploration on our properties. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements and operating financial conditions.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

Paradigm does not have any compensation plan under which equity securities are authorized for issuance.

Executive Compensation

(a) General

Mr. Doutaz is deemed to have received $2,300 in 2002 from Paradigm for certain administrative services as contributed administrative services and rent with a corresponding credit to additional paid-in capital. No payments were made. Otherwise, Messrs. Doutaz and Hutchison, our officers and directors, have received no compensation for their time or services rendered to Paradigm and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations. The compensation discussion addressed all compensation awarded to, earned by, or paid to Paradigm’s named executive officers. The fair market value of the 5,000,000 the shares of Paradigm issued to Mr. Doutaz in August, 2002 for cash consideration of $5,000 did not exceed the $0.001 per share that he paid for the shares.

(b) Summary Compensation Table

SUMMARY COMPENSATION TABLE
					Long Term Compensation
Annual Compensation					Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation
Brian C. Doutaz President	2002	0	0	0	0	Nil	Nil	Nil
James M. Hutchison Secretary / Treasurer	2002	0	0	0	0	Nil	Nil	Nil
Totals		0	0	0	0	Nil	Nil	Nil

(c) Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d) Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e) Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f) Compensation of Directors

The members of the Board of Directors are not compensated by Paradigm for acting as such. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g) Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with officers or directors other than those disclosed in this registration statement. There are no compensation plans or arrangements, including payments to be made by Paradigm, with respect to the officers, directors, employees or consultants of Paradigm that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants with Paradigm. There are no arrangements for directors, officers, employees or consultants that would result from a change-incontrol of Paradigm.

Financial Statements

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis, which statements will be prepared by an Independent Certified Public Accountant or Chartered Accountant.

Our audited financial statement from inception to March 31, 2003 immediately follow.

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Index to Financial Statements

Page

Report of Independent Auditors	F-2

Balance Sheets at March 31, 2003 and December 31, 2002	F-3

Statements of Operations for the three months ended March 31, 2003, from July 15, 2002 (inception) through December 31, 2002, and
from July 15, 2002 (inception) through March 31, 2003	F-4

Statement of Changes in Shareholders' Equity for the period from
July 15, 2002 (inception) through March 31, 2003	F-5

Statements of Cash Flows for the three months ended March 31, 2003, from July 15, 2002 (inception) through December 31, 2002, and
from July 15, 2002 (inception) through March 31, 2003	F-6

Notes to Financial Statements	F-7

Report of Independent Auditors

The Board of Directors and Shareholders Paradigm Enterprises, Inc.:

We have audited the accompanying balance sheet of Paradigm Enterprises, Inc. as of March 31, 2003 and December 31, 2002, and the related statements of operations, shareholders’ equity, and cash flows for the three months ended March 31, 2003, the period from July 15, 2002 (inception) through December 31, 2002, and the period from July 15, 2002 (inception) through March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Enterprises, Inc. as of March 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for the three months ended March 31, 2003, the period from July 15, 2002 (inception) through December 31, 2002, and the period from July 15, 2002 (inception) through March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to this matter is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Harvey, P.C.
Denver, Colorado
May 17, 2003

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Balance Sheets

	March 31,	December 31,
	2003	2002

Assets
Current assets:
Cash	$6,900	$23,072

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,442	$3,521

Total current liabilities	2,442	3,521

Shareholders’ equity (Notes 2 and 4):
Common stock, $.001 par value; 200,000,000 shares
authorized, 10,200,000 and 10,200,000 shares issued
and outstanding, respectively	10,200	10,200
Additional paid-in capital	21,850	21,500
Accumulated deficit	(27,581)	(12,149)
Cumulative translation adjustment	(11)	—

Total shareholders’ equity	4,458	19,551

	$6,900	$23,072

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statements of Operations

		July 15, 2002	July 15, 2002
	Three Months	(Inception)	(Inception)
	Ended	Through	Through
	March 31,	December 31,	March 31,
	2003	2002	2003

Expenses:
Contributed rent (Note 2)	$300	$550	$850
Contributed administrative support (Note 2)	50	150	200
Mineral interest acquisition costs (Note 3)	—	3,180	3,180
Professional fees	13,715	2,964	16,679
Compensation	—	2,300	2,300
Office	929	1,889	2,818
Other	438	1,116	1,554

Total expenses	15,432	12,149	27,581

Loss before income taxes	(15,432)	(12,149)	(27,581)

Income tax provision (Note 5)	—	—	—

Net loss	$(15,432)	$(12,149)	$(27,581)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average
common shares outstanding	10,200,000	7,714,286

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statement of Changes in Shareholders' Equity

					Cumulative
					Translation
					Adjustment

	Common Stock		Additional		Other

			Paid-In	Accumulated	Comprehensive
	Shares	Par Value	Capital	Deficit	Loss	Total

Balance at July 15, 2002 (inception)	—	$—	$—	$—	$—	$—

July 2002, common stock sold to an officer
($.001/share) (Note 2)	5,000,000	5,000	—	—	—	5,000
August to September 2002, common stock sold in
private stock offering ($.005/share) (Note 4)	5,200,000	5,200	20,800	—	—	26,000
Office space and administrative support
contributed by a director (Note 2)	—	—	700	—	—	700
Comprehensive loss:
Net loss, period ended December 31, 2002	—	—	—	(12,149)	—	(12,149)

Comprehensive loss	—	—	—	—	—	(12,149)

Balance at December 31, 2002	10,200,000	10,200	21,500	(12,149)	—	19,551

Office space and administrative support
contributed by a director (Note 2)	—	—	350	—	—	350
Comprehensive loss:
Net loss, three months ended March 31, 2003	—	—	—	(15,432)	—	(15,432)
Cumulative translation adjustment	—	—	—	—	(11)	(11)

Comprehensive loss	—	—	—	—	—	(15,443)

Balance at March 31, 2003	10,200,000	$10,200	$21,850	$(27,581)	$(11)	$4,458

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statements of Cash Flows

		July 15, 2002	July 15, 2002
	Three Months	(Inception)	(Inception)
	Ended	Through	Through
	March 31,	December 31,	March 31,
	2003	2002	2003

Cash flows from operating activities:
Net loss	$(15,432)	$(12,149)	$(27,581)
Adjustments to reconcile net loss to net cash
used by operating activities:
Office space and administrative support
contributed by a director (Note 2)	350	700	1,050
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(1,079)	3,521	2,442

Net cash used in
operating activities	(16,161)	(7,928)	(24,089)

Cash flows from financing activities:
Proceeds from the sale of common stock	—	31,000	31,000

Net cash provided by
financing activities	—	31,000	31,000

Effect of exchange rate changes on cash	(11)	—	(11)

Net change in cash	(16,172)	23,072	6,900
Cash, beginning of period	23,072	—	—

Cash, end of period	$6,900	$23,072	$6,900

Supplemental disclosure of cash flow information:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Organization and Basis of Presentation
Paradigm Enterprises, Inc. (the “Company”) was incorporated in the state of Nevada on July 15, 2002 to engage in the acquisition, exploration and development of mineral properties. The Company is in the exploration stage in accordance with Industry Guide 7. On October 30, 2002, the Company entered into an option agreement to acquire 100 percent of a mineral claim located in Lillooet Mining Division, British Columbia, Canada (see Note 3). The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The Company’s significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration. Management’s plan is to acquire interests in certain mining claims and explore for minerals.

The Company’s future success is primarily dependent upon the existence of minerals on the property for which the Company owns an option to acquire claims. No minerals have yet been discovered on the property. The Company’s success will also be dependent upon its ability to raise sufficient capital to fund its exploration program and, if minerals are discovered, to mine the discovery on a timely and cost-effective basis.

Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency
The Company’s functional currency is the Canadian dollar; however, the accompanying financial statements and footnotes refer to United States (“U.S.”) dollars unless Canadian dollars are specifically designated with “CDN”.

Cash and Cash Equivalents
The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at March 31, 2003 or December 31, 2002.

Financial Instruments
At March 31, 2003 and December 31, 2002, the fair value of the Company’s financial instruments approximate their carrying value based on their terms and interest rates.

Mineral Interests
Mineral interest acquisition costs include cash consideration and the estimated fair value of common shares issued for mineral properties, based on recent share issuances. Exploration and development expenditures are expensed in the period incurred until such time as the Company establishes the

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

existence of commercial feasibility, at which time these costs will be deferred. Administrative expenditures are expensed in the period incurred.

Mineral interest acquisition costs and related interest and financing costs may be deferred until the property is placed into production, sold or abandoned. Mineral interest acquisition costs will be deferred only when and if proven and probable reserves have been found to exist. No proven or probable reserves are currently known to exist.

Any deferred costs will be amortized on a unit-of-production basis over the estimated proven and probable reserves of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned.

On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, the deferred costs related to that property are written down to their estimated recoverable amount.

Impairment of Long-Lived Assets
The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Earnings (loss) per Common Share
The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. At December 31, 2002, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign Currency Translation
The accounts of the Company’s foreign operations have been translated into United States dollars. Assets and liabilities of those operations are translated in U.S. dollars using exchange rates as of the balance sheet date; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

Fiscal Year-end
The Company has adopted December 31, as its fiscal year-end. The accompanying financial statements include the periods from July 15, 2002 (inception) through December 31, 2002, the three months ended March 31, 2003, and from July 15, 2002 (inception) through March 31, 2003.

(2) Related Party Transactions

A director contributed office space to the Company for all periods presented. The office space was valued at $100 per month based on the market rate in the local area and is included in the accompanying financial statements as contributed rent expense with a corresponding credit to additional paid-in capital.

A director contributed administrative services to the Company for all periods presented. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative services with a corresponding credit to additional paid-in capital.

In July 2002, the Company sold 5,000,000 shares of its restricted common stock to a director for $5,000 ($.001/share).

On October 30, 2002, the Company and a director entered into a trust agreement whereby the director of the Company will hold the Mineral Claims (see Note 3) on behalf of the Company until the initial exploration program is completed.

(3) Mineral Interests

On October 30, 2002, the Company entered into an Option Agreement to acquire 100 percent of a mineral claim located in Lillooet Mining Division, British Columbia, Canada. Under the terms of the Option Agreement, the Company is required to:

A.	Make option cash payments and exploration expenditures as follows:

	Cash		Exploration
	Payments		Expenditures		Due Date

	CDN	$5,000.00	CDN	$-	Closing of Option Agreement
	CDN	$-	CDN	$35,000	October 31, 2003
	CDN	$-	CDN	$75,000	October 31, 2004
	CDN	$-	CDN	$100,000	October 31, 2005
	CDN	$50,000.00	CDN	$-	October 31, 2006

B.	Make advance royalty payments of CDN$50,000 per year, commencing January 1, 2007, as long as the Company holds any interest in the claim.

In addition to the above terms, the optionor will retain a four percent net smelter royalty.

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

(4) Shareholders’ Equity

During August and September 2002, the Company offered for sale 6,000,000 shares at of its $.001 par value common stock at a price of US$0.005 per share. The Company closed the offering after selling 5,200,000 shares for gross proceeds of $26,000.

Each offering was made in reliance on an exemption from registration of a trade in the United States under Rule 504 of Regulation D of the United States Securities Act of 1933, as amended.

(5) Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	March 31,	December 31,
	2003	2002

U.S. statutory federal rate	15.00%	15.00%
Contributed rent and services	-0.34%	-0.86%
Net operating loss for which no tax
benefit is currently available	-14.66%	-14.14%

	0.00%	0.00%

At March 31, 2003, deferred tax assets consisted of a net tax asset of $3,979, due to operating loss carryforwards of $26,531, which was fully allowed for, in the valuation allowance of $3,979. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the three months ended totaled $2,262. The current tax benefit totaled $3,979. The net operating loss carryforward expires through the year 2023.

At December 31, 2002, deferred tax assets consisted of a net tax asset of $1,717, due to operating loss carryforwards of $11,449, which was fully allowed for, in the valuation allowance of $1,717. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period from July 15, 2002 (inception) through December 31, 2002 totaled $1,717. The current tax benefit also totaled $1,717.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Cordovano & Harvey, Certified Public Accountants, from their Denver, Colorado office, are our auditors. There has not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Dealer Prospectus Delivery Obligation

Until __________ ___, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or
subscriptions.

Part II. Information Not Required In Prospectus

Other Expenses of Issuance and Distribution

The estimated expenses of the offering, whether or not all shares are sold, all of which are to be paid by the registrant, are as follows:

Accounting Fees and Expenses	$2,000.00
Legal Fees and Expenses	7,000.00
Transfer Agent Fees	500.00
SEC Registration Fee	100.00
Printing Expenses	200.00
Blue Sky Fees/Expenses	5,000.00
Miscellaneous Expenses	200.00
TOTAL	$15,000.00

Recent Sales of Unregistered Securities

(a) Prior sales of common shares

Paradigm is authorized to issue up to 200,000,000 shares of common stock with a par value of $0.001. As of March 31, 2003, we had issued 10,200,000 common shares for total consideration of $31,000 to a total of 12 registered shareholders all of whom are resident outside the United States. There are no United States shareholders of record who own shares in Paradigm.

Paradigm is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the common shares.

During the past three years, Paradigm has sold the following securities which were not registered under the Securities Act of 1933, as amended:

August 06, 2002

We issued 5,000,000 shares of common stock at a price of $0.001 per share through a Section 4(2) exemption on August 06, 2002 for cash consideration of $5,000.

Name and Address	Date	Shares	Consideration
Brian C. Doutaz 35 – 12880 Railway Avenue Richmond, B. C. V7E 6G4	8/06/02	5,000,000	$5,000 cash

We issued the foregoing restricted shares of common stock to Mr. Doutaz pursuant to Section 4(2) of the Securities Act of 1933. Mr. Doutaz is a sophisticated investor, is an officer and director of Paradigm, and was in possession of all material information relating to Paradigm. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

October 23, 2002

We issued 5,200,000 shares of common stock at a price of $0.005 per share through a Rule 504D / Regulation S offering in between August 08 and September 30, 2002 for cash consideration of $26,000 such shares being issued on October 23, 2002.

Name and Address	Date	Shares	Consideration
Colin McGlinn 4 – 6250 – 48A Avenue, Delta, B.C. V4K 4W4	08/10/02	500,000	$2,500 Cash
Creative Programs Holdings Ltd. (Wellington Charles) 4625 - 200th Street, Langley, B.C. V3A 1L4	8/08/02	500,000	$2,500 Cash
Doran Aisenstat 2B - 139 Drake Street, Vancouver, B.C. V6Z 2T8	9/29/02	200,000	$1,000 Cash
Lance Mayers 16402 - 87 Street, Osoyoos, B.C. V0H 1V0	9/30/02	500,000	$2,500 Cash
Lorenda Mayers 16402 - 87 Street, Osoyoos, B.C. V0H 1V0	9/30/02	500,000	$2,500 Cash
Katherine Wahlroth 242 – 202 Westhill Place, Port Moody, B.C. V3H 1V2	9/26/02	500,000	$2,500 Cash
Becky Zerdin 15355 - 80A Avenue, Surrey, B.C. V3S 8N7	9/26/02	500,000	$2,500 Cash
Sylvia Williams 5728 – 125A Street. Surrey, B.C. V3X 3G8	9/30/02	500,000	$2,500 Cash
Gerry Williams, 5728 – 125A Street. Surrey, B.C. V3X 3G8	9/30/02	500,000	$2,500 Cash
Nancy Halicki, R.R. No. 1, Site 95, Comp. 29, Osoyoos, B.C. V0H 1V0	9/29/02	500,000	$2,500 Cash
Patricia Shull, R.R. No. 1, Site 94, Comp. 30, Osoyoos, B.C. V0H 1V0	9/29/02	500,000	$2,500 Cash

We issued the foregoing restricted shares of common stock to the above named eleven (11) individuals pursuant to Section 504D and Regulation S of the Securities Act of 1933. None of the above are deemed to be accredited investors and each was in possession of all material information relating to Paradigm. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

All of the above investors are normally resident outside of the United States; the transaction took place outside the U.S.; no directed selling efforts were made in the U.S. by Paradigm, any distributor, any affiliate or any person acting on behalf of the foregoing; the securities were offered and sold in a foreign directed offering, Canada, to residents thereof and in accordance with the rules and regulations of the B.C. Securities Commission (Item 903(b)(ii)(A) of Regulation S).

(b) Use of proceeds

We have spent a portion of the proceeds of the above private placements to pay for costs associated with this registration statement, for option payments and finder’s fees and we expect the balance of the proceeds will be mainly applied to further costs of this prospectus and administrative costs.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effectiveness of this registration statement and thereafter on each of our subsequent periodic reports through the later of the disclosure of the application of the offering proceeds or disclosure of the termination of this offering.

Exhibits

(a) Exhibits

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

*3.1	Articles of Incorporation
*3.2	Bylaws
*4.1	Specimen Stock Certificate
*5.1	Opinion of Woodburn and Wedge regarding the legality of the Securities being registered
*10.1	Option To Purchase And Royalty Agreement
*10.2	Trust Agreement
23.1	Consent of Cordovano & Harvey, P.C. Certified Public Accountants
23.2	Consent of R.T. Heard, P. Eng.
99.1	Subscription Agreement

* Incorporated by reference to SB-2 Registration Statement filed on March 12, 2003

(b) Description of Exhibits

Exhibit 3.1 *

Articles of Incorporation of Paradigm Enterprises, Inc. dated July 15, 2002

Exhibit 3.2 *

Bylaws of Paradigm Enterprises, Inc. dated July 28, 2002

Exhibit 4.1 *

Specimen Stock Certificate issued by Pacific Stock Transfer Company

Exhibit 5.1 *

Opinion of Woodburn and Wedge Woodburn and Wedge, Attorneys and Counselors At Law, 6100 Neil Road, Suite 500, Reno, Nevada, 89511-1149 dated June 04, 2003 regarding the legality of the Securities being registered in this registration statement

Exhibit 10.1 *

Option To Purchase And Royalty Agreement between Brian C. Doutaz as Trustee for Paradigm Enterprises, Inc. and Kester E. Tomkies of North Vancouver, B.C., dated October 30, 2002 to acquire a 100% interest in the Golden Mineral claim, Lillooet Mining Division, British Columbia.

Exhibit 10.2 *

Trust Agreement between Paradigm Enterprises, Inc. and Brian C. Doutaz, president and director of Paradigm dated October 30, 2002 whereby Doutaz will hold the Golden Mineral claim in trust on behalf of Paradigm.

Exhibit 23.1

Consent of Cordovano & Harvey, P.C., Certified Public Accountants of 201 Steele Street, Suite 300, Denver, Colorado 80206 dated August 08, 2002 regarding the use in this registration statement of their report of the auditors and financial statements of Paradigm Enterprises, Inc. dated May 17, 2003 for the period ending March 31, 2003

Exhibit 23.2

Consent of R. T. Heard, P. Eng, dated March 07, 2003 to the use in this registration statement of his Geological Report on the Golden Mineral Claim dated November 15, 2002

Exhibit 99.1

Subscription Agreement

* Incorporated by reference to SB-2 Registration Statement filed on March 12, 2003

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
	b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered, if the total dollar value of securities offered would not exceed that which is registered, any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorized this registration statement and has duly caused this Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 12th day of August, 2003.

Paradigm Enterprises, Inc.

BY: /s/ “Brian C. Doutaz”

Brian C. Doutaz, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Brian C. Doutaz, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ “Brian C. Doutaz”	President, Chief Executive Officer (Principal Executive Officer) and a member of the Board of Directors	August 12, 2003
Brian C. Doutaz

/s/ “James M. Hutchison”	Treasurer, Secretary, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	August 12, 2003
James M. Hutchison